Exhibit 99

CONSOLIDATED NATURAL GAS COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENTS
(Unaudited)

	Six Months Ended June 30, 2003	Six Months Ended December 31, 2002
	(Millions)
Operating Revenue	$2,811	$1,980
Operating Expenses	2,170	1,434
Income from operations	641	546
Other income (loss)	(8)	16
Interest and related charges	79	75
Income before income taxes	554	487
Income taxes	199	154
Income before cumulative effect of a change in accounting principle	355	333
Cumulative effect of a change in accounting principle (net of income taxes of $3)	(5)	-
Net income	$ 350	$ 333

The condensed consolidated earnings statement for the six months ended June 30, 2003 reflects the adoption of a new accounting standard, effective January 1, 2003, Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. The condensed consolidated earnings statement for the six months ended December 31, 2002, which was prepared under different accounting policies regarding the accounting matters covered by the aforementioned new standard, may not be combined with the condensed consolidated earnings statement for the six months ended June 30, 2003, under generally accepted accounting principles.